Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.2

AMENDMENT NO. 1 TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to the Research Collaboration and License Agreement (the “Amendment”), effective as of March 26, 2007, modifies certain provisions of the Research Collaboration and License Agreement (the “Agreement”) entered into as of November 24, 2004, between Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511 (“Achillion”), and Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 (“Gilead”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 12.12 of the Agreement, Gilead and Achillion hereby modify the Agreement as follows:

1. Amendment to Section 2.4(c). Section 2.4(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Reimbursement for Research Costs

(i) (A) Fifty Percent (50%) of each Party’s Research Costs incurred between the Effective Date and March 31, 2007 and (B) Fifty Percent (50%) of each Party’s External Research Costs incurred between April 1, 2007 and the date Proof of Concept is established shall be reimbursed by the other Party to the extent allowed, and pursuant to the procedure set forth in, this Section 2.4(c). For avoidance of doubt, from the period commencing on April 1, 2007 and ending on the date Proof of Concept is established, each Party shall bear their own personnel costs, including, without limitation, any FTEs of a Party to work on the Back-up Program.

(ii) Within [**] following the end of each Calendar Quarter during the Research Program Term, each Party will send a statement of the Research Costs (with respect to Calendar Quarters ending on or before March 31, 2007) or External Research Costs (with respect to Calendar Quarters ending on or after June 30, 2007), incurred by such Party to the other Party (in such form and manner as the Parties shall agree from time to time); provided, however, that for any calendar year:

(1) Achillion shall not seek or obtain reimbursement for Research Costs and/or External Research Costs, as applicable, that (A) would result in reimbursement to Achillion of a total amount in any calendar year that exceeds [**]% of the Achillion Annual Budget Amount; or (B) would result in total reimbursement for all Research Costs and External Research Costs that would exceed the Research Cost Cap; and

(2) Gilead shall not seek or obtain reimbursement for Research Costs and/or External Research Costs, as applicable, that (A) would result in reimbursement to Gilead in any calendar year of a total amount that exceeds

[**]% of the Gilead Annual Budget Amount; or (B) would result in total reimbursement for all Research Costs and External Research Costs that would exceed the Research Cost Cap.

(iii) The Research Committee shall determine whether the amounts reflected in the Parties’ statements are consistent with this Section 2.4 within [**] after receipt of the statements described in Section 2.4(c)(ii) and determine the net difference (“Net Difference”) between the amounts reflected in such two statements. For purposes of this Section 2.4(c)(iii), the third sentence of Section 2.1(d)(iii) shall not apply.

(iv) Following the determination pursuant to Section 2.4(c)(iii), the Party that incurred the lower Research Costs (with respect to Calendar Quarters ending on or before March 31, 2007) or External Research Costs (with respect to Calendar Quarters ending on or after June 30, 2007) in such Calendar Quarter shall pay to the other Party, within [**] of the end of such Calendar Quarter, an amount equal to [**] Percent ([**]%) of the Net Difference for such Calendar Quarter.”

2. No Other Amendment. Except as expressly set forth herein, the amendment provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of Gilead or Achillion under the Agreement, nor shall it constitute a waiver of any default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement. The amendment provided herein shall apply and be effective only with respect to the provision of the Agreement specifically referred by this Amendment.

3. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, except for any of its choice of law rules that would require the application of the laws of another jurisdiction.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael D. Kishbauch
Name:	Michael D. Kishbauch
Title:	Chief Executive Officer

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan, Ph.D.
Name:	John F. Milligan, Ph.D.
Title:	Chief Operating Officer and Chief Financial Officer